EX-10.53

AMENDMENT NO. 2 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDMENT NO. 2 dated March 11, 2002 to AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated April 16, 1997, between Syratech Corporation, a Delaware corporation (the “Company”), and Leonard Florence (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Amended and Restated Employment Agreement dated as of April 16, 1997, which was amended by Amendment No. 1 dated July 29, 1998 (as so amended, the “Agreement”), (capitalized terms used and not otherwise defined herein shall have the meaning given to such terms in the Agreement);

WHEREAS, the Company and the Executive have agreed to amend the provisions of the Agreement relating to (i) the Executive’s accrued paid time off and (ii) certain other matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.             Payments.  In recognition of the Executive’s prior service to the Company, including accrued “paid time off” as defined in the Company’s written policy dated as of January 1, 2001, the Company shall, as of the date hereof, pay the Executive a lump sum of $655,000, subject to appropriate withholding requirements.  After the date hereof, the Executive shall no longer accrue paid time off.

2.             Base Salary during Advisory Period.  In recognition of the Executive’s prior service to the Company, the Company agrees that, notwithstanding the provisions of Section 3.2 of the Agreement, the Executive’s Base Salary during the Advisory Period shall be $320,000 per annum in equal installments pursuant to the Company’s normal payroll practices.  Such Base Salary shall not be decreased during the Advisory Period, although it may be increased in the sole discretion of the Board.  If the Base Salary is increased at any time, the Company shall so inform the Executive within 30 days of the determination of the Board of Directors.  If the Company (through the President and Chief Executive Officer) and the Executive agree in writing that the Executive shall work in excess of 40 days per year at any time during the Advisory Period, the Company shall compensate the Executive on a per diem basis for such additional days of work at a per diem rate equal to $8,000 per day for each day or part thereof that such work is performed.  All such per diem amounts shall be paid to the Executive not less frequently than on a monthly basis as such work is performed.

3.             Bonus.  The Company shall pay the Executive a performance bonus of $138,000 based on the Company’s performance in 2001, which bonus is consistent with the performance bonus that will be paid to the Company’s other senior management.  The Company shall, as of the date hereof, pay such bonus to the Executive in a lump sum, subject to appropriate withholding requirements.

4.             Options.  As soon as is practicable, the Company shall adopt a 2002 Stock Incentive Plan and shall grant to the Executive an incentive stock option to purchase 100,000 shares of the Company’s Common Stock, $.01 par value per share, thereunder.  Such options shall have an exercise price of $1.00 per share, shall have a ten year term, shall vest equally over a three year period (in quarterly increments in arrears) and shall be fully vested upon either the death of the Executive or upon a change of control of the Company.

5.             Automobile.  The Company confirms that the provisions of Section 5.2 of the Agreement shall continue during the Advisory Period.  In addition, the Company agrees that, at any time until the end of the Advisory Period, the Executive shall have the right (but not the obligation) to purchase the automobile then being provided to the Executive by the Company at its then depreciated book value.  If the Executive exercises such right at any time during the Advisory Period, the Company shall continue to pay the expenses of maintenance and operation of such automobile for the term of the Advisory Period but shall not have any further obligation to provide the Executive with exclusive use of an automobile.

6.             Duties; Title; Office and Support.  (a)  The Executive acknowledges that, effective March 11, 2002, Robert Meers will be employed by the Company as its President and Chief Executive Officer.  Notwithstanding the Company’s employment of Robert Meers, the Executive agrees that the term of his full-time employment shall continue through April 16, 2002, and the Executive shall devote his full working time and energies to the business and affairs of the Company through April 16, 2002.  The Executive shall continue to be paid the Base Salary pursuant to the Company’s normal payroll practices through April 16, 2002.  The Advisory Period shall commence on April 17, 2002 pursuant to the terms of the Agreement, including the provisions of Section 2 hereof.

(b)           As of the date hereof, notwithstanding Section 2.1 of the Agreement, the Executive’s duties shall be to assist the Company in its transition to a new Chief Executive Officer by providing reasonable advice and consultation as may be requested from time to time in order to maintain the business and retain the goodwill of the Company’s vendors and suppliers.  In addition, the Executive shall assist the Company, as may reasonably be requested, in connection with various matters with respect to which the Executive was directly or indirectly involved prior to the date hereof, including, without limitation, in connection with any issues relating to financial reporting or litigation.  For the avoidance of doubt, the Executive and the Company agree that the Executive’s duties during the Advisory Period shall include the Executive’s organization of and/or attendance at charitable functions and other events which, in the reasonable judgment of the Executive following consultation with the Company’s President, advance the Company’s goodwill, community relations, business purposes and/or relations with vendors, customers or suppliers as well as any other related and/or personal matters which are not adverse to the interests of the Company.

(c)           As of the date hereof, notwithstanding Section 2.2 of the Agreement, the Executive will be the Company’s Chairman.  It is currently anticipated that the Executive will remain as Chairman throughout the Advisory Period; provided, however, that the Company reserves the right at any time to change such designation should the Board of Directors determine that such change is in the best interests of the Company’s shareholders.  No such change shall be made without prior consultation with the Executive and at least 30 days prior written notice to the Executive.  In any event, the Executive’s term of service as a member of the

 Company’s Board of Directors shall be subject to the terms of the Stockholders’ Agreement dated as of April 16, 1997.

(d)           At the outset of the Advisory Period, the Executive shall continue to occupy his current office and the Executive agrees that such office shall be used to discharge the Executive’s duties hereunder.  It is currently anticipated that the Executive shall continue to occupy such office throughout the Advisory Period; provided, however, that the Company reserves the right to relocate the Executive to an alternate office location which is comparable to the office currently occupied by the Executive should the Board of Directors determine that such relocation is in the best interests of the Company’s shareholders.  No such relocation shall be made without prior consultation with the Executive and at least 30 days prior written notice to the Executive.  The Executive shall be entitled to retain his present secretarial arrangements until May 16, 2002.  In any event, during the Advisory Period, the Executive shall continue to work with the following staff:  (i) his current secretary or, in the event her employment with the Company terminates, such other secretary reasonably acceptable to the Executive; (ii) the Costa Rican employee who works in the showroom and currently provides secretarial and other support services to the Executive, or in the event her employment with the Company terminates, such other employee located in Costa Rica reasonably acceptable to the Executive; and (iii) other staff for personal accounting and tax matters.

7.             Mutual Nondisparagement:  Each of the Executive and the Company (by its senior executive officers and directors) agree that he/it will not disparage the other to any third-party.  A breach of the promise set forth in this paragraph shall constitute a material breach hereof, entitling the other party to seek injunctive relief.

8.             Health Insurance.  Pursuant to a resolution of the Board of Directors at a meeting held on June 29, 1999, the Executive and his spouse will be provided with continued health insurance benefits to be paid by the Corporation during the term of the Agreement and thereafter, which shall continue upon the termination of the Agreement for the remainder of the Executive’s life and his spouse’s life.  Should the Company modify or change its coverages, such benefits shall be at least equal to and not less than those benefits currently provided by the Company to them.

9.             Attorney’s fees.  The Company agrees to reimburse the Executive for his reasonable attorney’s fees actually incurred in connection with the negotiation of this Amendment.

10.           Ratification.  (a)  The Executive acknowledges and agrees that, after giving effect to this Amendment, the Company is in full compliance with the Agreement.  The Company agrees that as of the date hereof, the Executive is in full compliance with the Agreement.  All other terms of the Agreement are hereby ratified and confirmed to remain in full force and effect.

(b)           The Company agrees that all acts of the Executive taken at any time from the inception of the Company and/or any subsidiary of the Company to and including the date hereof, whether (i) fully reflected in the records of the Company or any subsidiary, (ii) reflected in incomplete or unsigned records of the Company or any subsidiary, including, but not limited to (A) the amendments to the Loan and Security Agreement, (B) the purchase and/or leasing of real and/or personal property, (C) the establishment of depositories or corporate funds, (D) corporate borrowing, (E) expenditures of corporate funds, (F) adoption of employee benefit plans and (G) any and all other acts or omissions of said officers and directors taken in good faith, be and the same hereby are ratified, confirmed and approved in all respects.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 2 to the Agreement as of the date first written above.

SYRATECH CORPORATION

By:	/s/ David V. Harkins
Name: David V. Harkins
Title: Director

/s/	Leonard Florence
Leonard Florence